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FROM:                                   FOR:
Swenson/Falker Associates, Inc.         Education Alternatives, Inc.
121 S. 8th Street                       7900 Xerxes Avenue South
1111 TCF Tower                          1300 Norwest Financial Center
Minneapolis, MN  55402                  Minneapolis, MN  55431
Contact:  Doug Ewing                    Contact:  John Golle, CEO
          (612) 371-0000                          Gerald Haugen, CFO
                                                  (612) 832-0092

                                        Sunrise Educational Services, Inc.
                                        9128 E. San Salvardor Drive
                                        Scottsdale, AZ  85258
                                        Contact:  Rudy R. Miller
                                                  The Miller Group
                                                  (800) 264-1870


FOR IMMEDIATE RELEASE

             EDUCATION ALTERNATIVES AND SUNRISE EDUCATIONAL SERVICES
                        SIGN DEFINITIVE MERGER AGREEMENT

             STRATEGIC BUSINESS COMBINATION TO RESULT IN INTEGRATED
                          EDUCATIONAL SERVICES COMPANY

     MINNEAPOLIS and SCOTTSDALE, AZ, September 2 -- Education Alternatives, Inc. (Nasdaq: EAIN) and Sunrise Educational Services, Inc. (Nasdaq: SUNR and SUNRP) jointly announced today the signing of a definitive agreement to combine the two companies into one integrated educational company through the merger of Sunrise into a wholly-owned subsidiary of Education Alternatives.

     Sunrise Educational Services operates preschools and private and public charter schools, primarily in Arizona. Education Alternatives (EAI) operates five private TesseractT-Registered Trademark- schools and has been awarded a contract to operate 12 charter schools in Arizona.

     John T. Golle, chairman and chief executive officer of Education Alternatives, said, "Over the past year we have been focusing on the development of a new strategic vision for EAI that will position our company to increase its share of the market for educational management services, which is estimated to be $300 billion annually.

     "This business combination with Sunrise represents a first step in implementing that strategic vision for the future. It will position us to begin leveraging the existing resources of our company for long-term growth and success in the education management industry."
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TRANSACTION DETAILS

     The definitive agreement provides for common shareholders of Sunrise Educational Services to receive a per share value of $1.92 and preferred shareholders to receive a value of $15.00 per share. Subject to the average trading price prior to the closing of the transaction, EAI expects to issue shares and cash to Sunrise shareholders with a value of approximately $13.5 million.

     Sunrise common shareholders may elect to receive cash, limited to 50 percent of their total consideration, with the balance to be paid in shares of EAI common stock. Sunrise preferred shareholders will receive all of their consideration in EAI common stock. The value of the EAI shares to be issued in exchange for the Sunrise shares will be based on an average trading price prior to the close of the transaction, with the maximum number of EAI shares to be issued for such Sunrise common share and preferred share, as converted, not to exceed .450 and .498, and the minimum number of shares not be less than .350 and
 .387, respectively.

     It is expected that the exchange of shares will be tax-free to Sunrise shareholders and that the merger, which is subject to the approval of shareholders of both companies and certain other conditions, will be completed by early January, 1998.

STRATEGIC COMBINATION EXPECTED TO BENEFIT FROM SYNERGY AND EXPERIENCE

     James R. Evans, chairman and president of Sunrise Educational Services, said, "I am very pleased with this strategic combination which will join Sunrise with an experienced, energetic and growth-minded company. EAI's strong capital base and educational expertise will enable us to accelerate our plans to transform our existing locations into educational centers with improving operating margins. Together, we believe that we can grow faster and more profitably while rendering superior educational services to our customers."

     Golle said, "We have spent many years developing systems, curriculum, and training programs to successfully operate both public and private schools, and clearly see opportunities for synergy and economies in combining our two companies. We are eager to share our knowledge and resources with Sunrise to assist them as they effect a planned transition of their business from a child care provider to a company offering quality educational services."

ABOUT EDUCATION ALTERNATIVES AND SUNRISE EDUCATIONAL SERVICES

     Education Alternatives, Inc., founded in 1986, currently owns and operates five private TesseractT-Registered Trademark- Schools, including one school in Paradise Valley, AZ, which opened in 1988. Education Alternatives was recently awarded a contract to operate 12 charter schools in the State of Arizona. For the year ended June 30, 1997, EAI reported revenues of $4.8 million


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and net earnings of $566,000.  At fiscal year-end, EAI had total shareholders'
equity of $24,880,000, and cash and securities totaling $23,246,000.

     Sunrise Educational Services, founded in 1980, is a Scottsdale, Arizona-based child care provider operating approximately 35 preschool centers primarily in the State of Arizona. Sunrise has expanded into the operation of private schools and has a management contract to operate public charter schools that have recently opened in many of its Arizona centers. Sunrise reported revenues of $9.9 million and net earnings of $235,000 for the nine months ended April 30, 1997.

     Lehman Brothers, Inc., New York, is advising Education Alternatives in the transaction. BC Capital Corp., an affiliate of Barber & Bronson Incorporated, Miami, and Miller Capital Corporation, Phoenix, are acting as co-advisors for Sunrise Educational Services.


09/02/97


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